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                                                                    Exhibit 1.01


                                 TERMS AGREEMENT
                                 ---------------
                                                                October 27, 1998

Salomon Smith Barney Holdings Inc.
388 Greenwich Street
New York, NY  10013

Attention:   Executive Vice President and Treasurer
             --------------------------------------
Dear Sirs:

            We understand that Salomon Smith Barney Holdings Inc., a Delaware corporation (the "Company"), proposes to issue and sell 2,700,000 Units ($27,000,000 aggregate principal amount) of its Principal-Protected Equity Linked Notes based upon the S&P 500(R) Index Due December 30, 2005 (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriter (the "Underwriter"), offer to purchase 2,700,000 Units ($27,000,000 aggregate principal amount) of the Securities at a purchase price equal to 96.5% of the aggregate principal amount thereof. The Closing Date shall be October 30, 1998 at 9:00 a.m. at the offices of Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013.


            The Securities shall have the following terms:


    Title: Principal-Protected Equity Linked Notes based upon the S&P 500(R) Index Due December 30, 2005.

    Maturity:                 December 30, 2005.

    Interest Rate:            The Securities will bear no periodic payments of
                              interest. Holders of the Securities will be entitled to receive the principal amount thereof plus a payment, if any, equal to the Supplemental
                              Redemption Amount (as defined in the Prospectus
                              Supplement, dated October 27, 1998, relating to the Securities).

    Interest Payment Date:    Not applicable.

    Regular Record Dates:     Not applicable.

    Initial Price To Public:  100% of the principal amount thereof.

    Redemption Provisions:    The Securities are not redeemable by the Company
                              prior to maturity.


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    Indenture:                Senior Debt Indenture, dated as of October 27,
                              1993, between the Company and The Bank of New York, as supplemented by the First Supplemental Indenture, dated as of November 28, 1997.

    Trustee:                  The Bank of New York.

            All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

            Basic Provisions varied with respect to this Terms Agreement:

(A) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on October 30, 1998 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct;

(B) Section 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Salomon Smith Barney Inc., offer or sell, or publicly announce its intention to offer or sell, any debt securities denominated in the currency in which the Securities are denominated having a maturity of more than one year (except under prior contractual commitments or pursuant to bank credit agreements) during the period beginning the date of the Terms Agreement and ending the business day following the Closing Date;"

(C) A new Section 5(i) shall be added to the Basic Provisions and read as follows: "Cleary, Gottlieb, Steen & Hamilton, special tax counsel to the Company, shall have furnished to you an opinion, dated the Closing Date, as to certain tax matters relating to the Securities, in a form reasonably acceptable to the Underwriter;" and

(D) Joan Guggenheimer, Deputy General Counsel of the Company, shall have furnished to the Underwriter an opinion, dated the Closing Date, as to the matters referenced in Sections 5(c) and 5(d) of the Basic Provisions.

            The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

            Joan Guggenheimer, Esq. is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company and counsel to the Underwriter.


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            Please accept this offer no later than 9:00 p.m. on October 27,
1998, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

            "We hereby accept your offer, set forth in the Terms Agreement, dated October 27, 1998, to purchase the Securities on the Terms set forth therein."


                                          Very truly yours,


                                          SALOMON SMITH BARNEY INC.



                                          By:   /s/Ramesh Menon
                                              ---------------------
                                              Name:  Ramesh Menon
                                              Title: Vice President



ACCEPTED:

SALOMON  SMITH  BARNEY  HOLDINGS  INC.



By:  /s/Mark I. Kleinman
   -----------------------------------
   Name:  Mark I. Kleinman
   Title: Executive Vice President and
            Treasurer


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